Exhibit 99.1

Strive Appoints Ben Werkman as Chief Investment Officer to Advance Bitcoin Strategy

Dallas, TX – October 6, 2025 – Strive, Inc. (“Strive” or the “Company”) (Nasdaq: ASST) today announced the appointment of Ben Werkman as Chief Investment Officer (“CIO”) reporting to Strive Chairman and Chief Executive Officer (“CEO”), Matt Cole.

A recognized Bitcoin advocate with a proven track record in corporate Bitcoin strategy and institutional finance, Mr. Werkman brings deep expertise in treasury strategy, implementation, capital allocation, equity and derivatives trading, and risk management. Most recently, he served as CIO at Swan Bitcoin, where his focus has been on capital-raising initiatives and the implementation of the first treasury services partnership with a public Bitcoin treasury company, Sequans Communications S.A. (NYSE: SQNS). Previously, Mr. Werkman founded NumerisX, a boutique Bitcoin treasury advisory firm, where he guided corporations in developing and implementing Bitcoin treasury strategies. Mr. Werkman began his career in commercial banking, focusing on distressed credit during the global financial crisis, and later spent more than nine years at KPMG specializing in governance and corporate strategy.

In his new role at Strive, Mr. Werkman will oversee the Company’s investment strategy, with a focus on capital deployment, risk management frameworks, and advancing Bitcoin initiatives. With his appointment as CIO of Strive, Mr. Werkman will become a board observer.

“I’m thrilled to join Strive at this pivotal moment in Bitcoin’s history where digital credit is emerging as the next frontier of corporate finance,” said Ben Werkman, CIO of Strive. “Strive has the vision, the capital structure, and the expertise to be a leader in this transition, and I’m excited to help advance our mission forward.”

“Bringing Ben onboard full time at Strive as our Chief Investment Officer is a large talent boost to our already strong Bitcoin treasury team,” said Matt Cole, CEO of Strive. “I’m confident in our team’s ability to lead in strategic decision making and communications for the years to come in pursuit of our goal to increase Bitcoin per share for common equity shareholders and outperform Bitcoin over the long run.”

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Strive’s Class A common stock.

About Strive

Strive is the first publicly traded asset management Bitcoin treasury company. The Company is focused on increasing Bitcoin per share to outperform Bitcoin over the long run.

Since launching its first ETF in August 2022, Strive Asset Management, LLC, a direct, wholly owned subsidiary of Strive and an SEC-registered investment adviser, has grown to manage over $2 billion in assets.

Learn more at strive.com and follow the Company on X at @strive.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements herein and the documents incorporated herein by reference may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “predict,” “potential,” “assume,” “forecast,” “target,” “budget,” “outlook,” “trend,” “guidance,” “objective,” “goal,” “strategy,” “opportunity,” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgment of Strive or its management about future events. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements.

Although Strive believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of Strive will not differ materially from any projected future results expressed or implied by such forward-looking statements. Additional factors that could cause results to differ materially from those described above can be found in Strive’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2024, quarterly reports on Form 10-Q, and other documents subsequently filed by Strive with the SEC. The actual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on Strive. Investors are cautioned not to rely too heavily on any such forward-looking statements. Forward-looking statements speak only as of the date they are made and Strive undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Strive Media Contact: media@strive.com

Investor Contact: ir@strive.com

Investor Relations:

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